EXHIBIT 99.1

PUBLIC SERVICE COMMISSION

OF WEST VIRGINIA

CHARLESTON

At a session of the PUBLIC SERVICE COMMISSION OF WEST VIRGINIA in the City of Charleston on the 30th day of September 2009.

CASE NO. 05-0402-E-CN

MONONGAHELA POWER COMPANY and

THE POTOMAC EDISON COMPANY, each

doing business as ALLEGHENY POWER

Application for certificate of Convenience and

Necessity for construction of emission control

facilities at the Ft. Martin Generating Station

in Monongalia County, West Virginia.

CASE NO. 05-0750-E-PC

MONONGAHELA POWER COMPANY and

THE POTOMAC EDISON COMPANY, each

doing business as ALLEGHENY POWER

Petition for consent and approval for financing

and affiliated agreements which complement

the certificate application.

COMMISSION ORDER

I. PROCEDURAL BACKGROUND1

On January 11, 2006, the Monongahela Power Company (Mon Power) and The Potomac Edison Company (PE), each dba Allegheny Power (the Applicants), along with other parties, filed a Joint Stipulation and Agreement for Settlement (Original FO Joint Stipulation) which recommended to the Commission a resolution of two related matters then pending before the Commission: (i) the Applicants’ request that the Commission

[1]

Only the procedural background essential to the matters discussed in this Order is recited here. A full recitation can be found in the April 7, 2007 Commission Order and subsequent Orders in Case Nos. 05-0402-E-CN and 05-0750-E-PC available from the Commission’s web site (www.psc.state.wv.us).

grant a certificate of public convenience and necessity authorizing the Applicants to construct and operate a flue gas desulfurization system (Wet Scrubber) and related facilities (collectively, the Project) at the Ft. Martin generating station in Monongalia County, West Virginia (Ft. Martin), as set forth in the Application for Certificate of Public Convenience and Necessity filed with the Commission on March 24, 2005 and docketed as Case No. 05-0402-E-CN; and (ii) the Applicants’ request that the Commission issue a financing order pursuant to the provisions of W. Va. Code § 24-2-4e (Section 4e) to authorize the Applicants to finance the construction of the Project and related financing costs using the Environmental Control Charge financing mechanism (Environmental Control Bonds which are a form of ratepayer obligation charge financings that has been demonstrated to achieve the highest credit rating available in the capital markets which can lead to substantially reduced costs to ratepayers), as provided in the Application for Financing Order, Approval of Affiliated Agreements, and Related Relief filed with the Commission on May 24, 2005 and docketed as Case No. 05-0750-E-PC.

The Commission issued an Order on April 7, 2006 (as amended by subsequent Orders issued on June 13, 2006 and January 17, 2007, the Financing Order1) that, among other things, granted and approved the relief and conditions contained within the Original FO Joint Stipulation, except to the extent the Commission modified certain of those conditions.

On October 3, 2006, the Applicants filed a “Petition to Reopen Proceedings and to Amend Financing Order.” Therein, the Applicants requested a reopening pursuant to Rule 19.5 of the Rules of Practice and Procedure (Procedural Rules) for the purpose of amending the Commission’s Order issued on April 7, 2006, as amended on June 13, 2006. The Applicants explained that, as a direct result of further engineering and design work, evaluation of site-specific conditions at Ft. Martin by the prime contractors, and initial procurement activities, all of which were conducted subsequent to the issuance of the Commission’s Order on April 7, 2006, the Applicants’ then-current construction cost estimate for the Project increased to an amount up to $550 million, exclusive of Financing Costs. As a result, the Applicants requested the Commission modify its prior Orders to, among other things, authorize the Applicants to issue Environmental Control Bonds in an aggregate principal amount of up to $573 million, plus Financial Advisor Costs.

On January 17, 2007, following the entry of a Joint Stipulation among all relevant parties on December 18, 2006 (Second FO Joint Stipulation), the Commission amended its prior Orders. Through this amendment, the Commission authorized the Applicants to use ratepayer obligation charge financing to finance and recover from the proceeds of

[2]

Unless otherwise specified, all citations to the Financing Order are to the Financing Order as heretofore amended. Capitalized terms not defined herein shall have the meanings ascribed to them in the Financing Order.

Environmental Control Bonds up to $450 million in Environmental Control Costs, along with $16.5 million in Up-Front Financing Costs, for a total amount not to exceed $466.6 million (exclusive of Financial Advisor Costs). The Commission also concluded that, to the extent that the actual amount of the Environmental Control Costs exceeded the $450 million maximum, the Applicants could use traditional financing mechanisms and then seek recovery of the excess amounts in a subsequent rate proceeding. Each party to the Second FO Joint Stipulation reserved the right to take whatever position it deemed appropriate on the recovery of any such excess amounts and the Commission similarly concluded in its January 17, 2007 Order that all parties would be free to take whatever position they deem appropriate concerning the recovery of any such excess amounts.

On April 17, 2007, each of the Applicants caused to be completed the sale of a series of Environmental Control Bonds issued by special purpose subsidiaries under the authority granted by the Commission in the Financing Order in the total amount of $459.3 million (collectively, the Initial Bonds) ($450 million for Environmental Control Costs, plus $7.957 million in Applicants’ Direct Costs and $1.343 million for the Commission’s Financial Advisor and its counsel’s expenses).

Construction on the Project commenced with fabrication of absorber vessels in September 2006. The Applicants have informed the Commission that the Project is still on schedule to meet its expected completion date, with anticipated in-service dates of November 21, 2009 for Unit 1 and October 31, 2009 for Unit 2. The Applicants have also indicated that Project costs have not increased from the levels projected in the Initial Petition. Thus, the total Environmental Control Costs are still estimated be approximately $550 million.

On July 1, 2009, the Applicants filed a “Second Petition to Reopen Proceedings and to Amend Financing Order” (Second Petition). Therein, the Applicants requested a reopening pursuant to Rule 19.5 of the Procedural Rules for the purpose of further amending the Financing Order. The Applicants explained that while Project costs have not changed, the Applicants believe that financing the costs in excess of $450 million for the Project through traditional means and seeking recovery of those investments in a subsequent rate proceeding is not the best alternative for the Applicants or their West Virginia customers at this time. Instead, the Applicants asserted that they should be authorized by the Commission to issue one or more series of additional Environmental Control Bonds (collectively, Additional Bonds) in the total amount of $100 million, plus $5 million of Financing Costs and costs of a financial advisor, under the terms and conditions set forth in the Second Petition. The Applicants explained that the issuance of Additional Bonds is preferable because the overall costs to customers from the issuance of Additional Bonds will be lower than would result from the use of traditional utility financing mechanisms. In addition, the Applicants explained that the issuance of Additional Bonds will improve the financial condition of the Applicants; specifically, the issuance of Additional Bonds would permit the Applicants to avoid issuing debt at less than favorable terms, given certain current limitations on the Applicants’ ability to issue debt. Using a discount rate that is 0.25% higher than the assumed rate on the Additional Bonds, the Applicants estimated, with accompanying analysis contained in Appendix B to the Second Petition, that the net present value of the savings to customers from the issuance of Additional Bonds over the first twenty years of the Project (compared to traditional utility financing) is expected to be approximately of $41.5 million.

The Applicants respectfully requested the Commission to consider the Second Petition on an expedited basis and enter an order by no later than October 1, 2009 that would modify the Financing Order to authorize the issuance of one or more additional series of Additional Bonds, and specifically to:

1.	increase the present authorization to finance a maximum of $450 million of Project-related Environmental Control Costs, exclusive of Financing Costs, to the current construction cost estimate of up to $550 million, exclusive of Financing Costs and cost of a financial advisor.

2.	authorize the Applicants, through wholly-owned direct or indirect subsidiaries, to issue one or more additional series of Environmental Control Bonds, according to the transaction structure provided for in the Financing Order (as modified to the extent provided in the order granting the relief requested in the Second Petition), in an amount up to $105 million (a cumulative amount of up to $564.3 million for all Environmental Control Bonds), plus the costs of a Financial Advisor.

3.	authorize the Applicants to expend up to $5 million in Direct Costs for the issuance of one or more additional series of Environmental Control Bonds, plus the costs of a Financial Advisor, to the extent one is required for the transaction, and to determine that all of these costs constitute recoverable Financing Costs, to be amortized over the life of the Additional Bonds to be issued;

4.	clarify the Financing Order to make it clear that Additional Bonds may be issued through a private offering exempt from the registration requirements of the Securities Act of 1933, as amended, if approved by authorized personnel of the Commission or the Financial Advisor, based on their assessment of then-prevailing market conditions, as the Applicants believe that such a private offering might be preferable for the issuance of the Additional Bonds and due to the fact that the small size of the contemplated offering, the additional time and expense of a public offering might outweigh the benefit of marginal differences in pricing that might result from a public offering;

5.	use the same basic structure outlined in Findings of Fact 20-35 and Ordering Paragraphs 29-41 of the Financing Order and used in connection with the issuance of the Initial Bonds and use MP Environmental, PE Environmental, and one or more of the existing First Tier Subsidiaries or use one or more newly-created special purpose entities (SPEs) and first tier subsidiaries, or any combination thereof, as appropriate or desirable, in connection with the issuance of any Additional Bonds;

6.	in order to facilitate the timely issuance of Additional Bonds and take advantage of any available cost savings associated with the potential use of the same underwriters, underwriters’ counsel, tax counsel, bankruptcy counsel, securities law counsel, trustees, and other consultants used in respect of the issuance of the Initial Bonds, if approved by authorized personnel of the Commission or by the Financial Advisor, not require a competitive process for the selection of these transaction participants;

7.	authorize the Applicants to impose related Environmental Control Charges (ECCs) (and associated normalization surcharges (ECC Normalization Surcharges)) reflecting the requested increase in financing authority, including Ongoing Financing Costs, all other costs or charges that are to be recovered through the ECCs, and all annual and other true-up adjustments, as presently authorized in the Financing Order;

8.	approve certain affiliate agreements necessary to effectuate the transaction; and

9.	make such other changes in and modifications to the Financing Order as may be necessary or convenient to accomplish the purposes set forth in the Second Petition.

Finally, the Applicants requested that the Commission retain the same methodology for allocating financing costs among customer classes and the same proposed adjustment mechanism for the ECCs as that currently contained in the Financing Order.

On September 9, 2009, pursuant to W. Va. Code § 24-1-9 and Rules 11 and 13.4 of the Procedural Rules, the Applicants, the Staff of the Public Service Commission of West Virginia (Staff), the Consumer Advocate Division of the Public Service Commission of West Virginia (CAD) and the West Virginia Energy Users Group (WVEUG, and together with the Applicants, Staff and CAD, the Parties) filed a Second Joint Stipulation and Agreement to Modify Financing Order (Third FO Joint Stipulation).

The stated purpose of the Third FO Joint Stipulation is to recommend to the Commission a fair and reasonable resolution of the issues raised by the Applicants’ Second Petition. Specifically, the Parties to the Third FO Joint Stipulation recommended that the Commission modify the Financing Order to:

1.	increase by an additional $100 million the present authorization to finance Project-related Environmental Control Costs (from a maximum of $450 million, exclusive of Financing Costs, to an amount of up to $550 million), including authorization for the issuance of one or more series of Additional Bonds;

2.	authorize the Applicants to expend up to $5 million in Upfront Financing Costs plus the costs of a Financial Advisor in respect of the issuance of Additional Bonds and to finance those amounts as a component of the Additional Bonds;

3.	increase the level of Ongoing Financing Costs permitted to be recovered from customers in an amount necessary to reflect the issuance and servicing of Additional Bonds;

4.	authorize the use of ECCs and ECC Normalization Surcharges to reflect the issuance and servicing of Additional Bonds;

5.	extend the authority to apply the routine and non-routine true-up mechanism established in the Financing Order to the ECCs and ECC Normalization Surcharges associated with Additional Bonds; and

6.	approve new affiliate agreements between the Applicants and their affiliates necessary to effectuate the issuance of Additional Bonds.

In addition to the issues raised by the Applicants’ Second Petition described above, the Parties to the Third FO Joint Stipulation considered certain clarifications and restatements regarding the transaction structure-related and other provisions of the Financing Order. Specifically, the Parties to the Third FO Joint Stipulation also recommended that:

1.	the Applicants may use MP Environmental, PE Environmental, and one or more of the existing First Tier Subsidiaries or use one or more newly-created SPEs and first tier subsidiaries, or any combination thereof, as appropriate or desirable, in connection with the issuance• of any Additional Bonds;

2.	the Commission make it clear that Additional Bonds may be issued through a private offering exempt from the registration requirements of the Securities Act of 1933, as amended, subject to the requirements of the Lowest Cost Objective and other terms and conditions of the Financing Order, Depending upon market conditions, the Parties believe that such a private offering may be preferable for the issuance of the Additional Bonds, given the relatively small size of the contemplated offering and the additional time and expense of a public offering;

3.	to the extent the Net Proceeds from the sale of Additional Bonds are not needed immediately to pay costs of the Project and related Environmental Control Costs, the remaining Net Proceeds shall be invested and the interest earnings thereon shall either be (1) applied and disposed of as provided in Ordering Paragraph 32 of the Financing Order or (2) applied to reduce future ECCs, Additionally, upon completion of construction of the Project, to the extent Net Proceeds are not needed to pay costs of the Project and related Environmental Control Costs, then the remaining Net Proceeds shall either be (1) applied and disposed of as provided in Ordering Paragraph 40 of the Financing Order or (2) applied to reduce future ECCs. The Parties agreed and recommended that the disposition of interest earnings and/or excess Net Proceeds, as referenced in this subsection, shall be based on the recommendation of special bankruptcy counsel for the Applicants; provided however that in no event shall the disposition of interest earnings and/or excess Net Proceeds be other than the options listed in this subsection;

4.	any over-collection of ECCs above the amount necessary to pay the Periodic Bond Payment Requirement (as defined in the Financing Order) will be deposited to the respective Excess Funds Subaccounts, thereby reducing future ECCs;

5.	all of the requirements, procedures, practices, protections, benefits, and relief authorized or ordered under the Financing Order and Section 4e in respect of the issuance and servicing of the Initial Bonds shall also be authorized or ordered in respect of the issuance and servicing of the Additional Bonds and, to the extent applicable, shall continue in full force and effect as to the Additional Bonds;

6.

except as otherwise provided in the Financing Order, the Applicants and Financial Advisor shall be accorded flexibility in determining the final terms of the Additional Bonds, including the levels of placement and placement agent costs, if any, included in the Upfront Financing Costs. The Parties observed that the Commission specified in the Financing Order in respect of the Initial Bonds (see Financing Order at 93, Ordering Paragraph

77) that the Applicants shall have the sole discretion as to whether and when to proceed with the issuance of the Additional Bonds and the completion of all related transactions;

7.	to facilitate the timely issuance of the Additional Bonds and take advantage of any available cost savings, specialized knowledge or experience associated with the potential use of one or more of the same underwriters, underwriters’ counsel, tax counsel, bankruptcy counsel, securities law counsel, trustees, and other consultants or personnel used in respect of the issuance of the Initial Bonds, if approved by authorized personnel of the Commission or the Financial Advisor, the Commission shall not require a competitive process for the selection of these transaction participants by the Applicants;

8.	in the event that the Environmental Control Costs exceed $550 million, the Applicants may seek recovery of the excess in a subsequent base rate proceeding, and any and all parties will be free to take whatever position they deem appropriate concerning the recovery of the excess amounts; and

9.	except for the Adjustment Mechanism and as provided in the Financing Order, as amended pursuant to the Commission’s consideration of the Third FO Joint Stipulation, the Financing Order will continue to be “irrevocable” within the meaning of subsection (f) of Section 4e.

With respect to the remaining provisions of the Financing Order, the Parties agreed that all of the requirements, procedures, practices, protections, benefits, and relief authorized or ordered under the Financing Order and Section 4e in respect of the issuance and servicing of the Initial Bonds shall also be authorized or ordered in respect of the issuance and servicing of the Additional Bonds and, to the extent applicable, shall continue in full force and effect as to the Additional Bonds. As the Commission has previously noted, the “Financing Order grants authority to issue Environmental Control Bonds and to impose and collect Environmental Control Charges only if the final structure of the transaction and the procedures followed comply in all respects with these [best practices] standards and procedures.” Financing Order at page 42, Part II.E.2.

The Parties also came to an agreement on several related issues:

1.

The Parties found that the Commission’s Financial Advisor (Saber Partners, LLC) was helpful in achieving the Lowest Cost Objective and in ensuring that customers’ interests were protected in connection with the Initial Bonds. The Parties therefore recommended that the Commission retain a Financial Advisor, that the Financial Advisor is required to help achieve the objectives of the Third FO Joint Stipulation, including the timely and efficient issuance of Additional Bonds and the Lowest Cost Objective, and that the Financial Advisor have the same duties and responsibilities as described in the Financing Order.

2.	The Parties recommended that the Commission approve the affiliate agreements specified in Appendix F to the Applicants’ Second Petition to Reopen Proceedings and to Amend Financing Order, the forms of which were filed with the Commission, without approving the specific terms and conditions thereof.

3.	The Parties agreed that the Applicants would discontinue their efforts in pursuing the relief sought in the “Petition for Implementation of Interim ENEC Rate Increase, Effective October 1, 2009” filed in Case No. 09-11 24-E-PC (Interim ENEC Petition), and upon the Commission’s issuance of a Financing Order, shall withdraw the Interim ENEC Petition.

Finally, the Parties offered a number of recommended findings of fact related to the requirements of Section 4e.

At the September 10, 2009 evidentiary hearing, Dr. Mark Joensen testified on behalf of the Applicants and sponsored the Third FO Joint Stipulation. Dr. Joensen testified about the Applicants’ need for additional Environmental Control Bond financing, as was detailed in the Second Petition, and testified at length about the provisions of the Third FO Joint Stipulation. Dr. Joensen also testified that the Third FO Joint Stipulation was fair and reasonable and in the public interest. WVEUG, CAD, and Staff also informed the Commission that, in their opinion, the Third FO Joint Stipulation was fair and reasonable and in the public interest. Each recommended that the Commission approve the Third FO Joint Stipulation in resolving this proceeding.

II. DISCUSSION

The Commission has reviewed the Third FO Joint Stipulation and has considered the evidence presented at the evidentiary hearing and the applicable provisions of Section 4e. After review, the Commission generally agrees with the recommendations contained in the Third FO Joint Stipulation. To that end, except as otherwise provided herein, the Commission hereby adopts the Third FO Joint Stipulation (attached hereto) and hereby directs that the Parties comport their actions with the directives contained therein.

A. Discretion to Cause Additional Bonds to Be Issued

The Commission, however, is particularly concerned with Paragraph 24 of the Third FO Joint Stipulation and believes that clarification is necessary. We note that the filed paragraph states as follows:

The Parties stipulate, recommend and agree that, except as otherwise provided in the Financing Order, the Applicants and Financial Advisor shall be accorded flexibility in determining the final terms of the Additional Bonds, including the levels of placement and placement agent costs, if any included in the Upfront Financing Costs. As the Commission specified in the Financing Order in respect of the Initial Bonds (see Financing Order at 93, Ordering Paragraph 77) shall have the sole discretion as to whether and when to proceed with the issuance of the Additional Bonds and the completion of all related transactions.

We acknowledge that this provision was merely a restatement of a provision currently in the Financing Order, that the Applicants did not avail themselves of this provision as it related to the initial issuance of Environmental Control Bonds and that the Applicants believe it is important to the Applicants to have discretion as to when and whether Additional Bonds would be issued so as to deal with the occurrence of an unforeseen event.

In the proposed order provided by the Parties, the discussion of this issue concerning the discretion of the Applicants is as follows:

“We are reminded that Section 4e limits our ability to force a utility to issue Environmental Control Bonds. Specifically, Section 4e states that the ‘Commission may not order or otherwise require, directly or indirectly, any public utility to use environmental control bonds to finance any project, addition, plant, facility, extension, capital improvement, environmental control equipment or any other expenditure.’ Based on this limitation, the Commission has concluded that it should not limit the Applicants’ discretion as to when and whether to issue Environmental Control Bonds. In other words, if the Applicants decide that the circumstances dictate that ratepayer obligation charge financing is not appropriate, we are limited under Section 4e in our statutory authority to require the Applicants to cause the issuance of Additional Bonds.”

The Commission does not draw the same conclusion as the Parties from this provision in Section 4e. The Commission finds that an alternative reading of this language means that the Commission cannot force a utility to use environmental control bonds to finance capital projects where the utility has not applied for such authority under Section 4e. Obviously, the Applicants have made application for authority to finance the construction of a project through the issuance of environmental control bonds, The Commission has already determined the Project should be constructed as in the public convenience and necessity. By entering into the Third FO Joint Stipulation, the Parties have agreed that the issuance of bonds is reasonable and will result in lower costs to customers than would result from the use of traditional utility financing mechanisms. See, Third FO Joint Stipulation, paragraph 32. Furthermore, by issuing this Order, the Commission agrees with the Parties, including the Applicants, that the issuance of Additional Bonds is consistent with the Lowest Cost Objective of the Financing Order, is reasonable and will result in costs to customers that are lower than would result from the use of traditional utility financing mechanisms and are just and reasonable. See, Infra, Conclusion of Law no. 3. Based on these findings, the Commission will not authorize a scenario where the Applicants simply have total discretion to abandon the issuance of Additional Bonds without a word of explanation to the Commission. Therefore, if by the end of the first quarter of 2010, the Applicants have not arranged for the issuance of the Additional Bonds, after first consulting with the Financial Advisor, the Applicants must make a filing in this case that states their decision, the justification for their position, and the impact of their decision on ratepayers. Upon receiving such a filing, the Commission will take appropriate action as deemed desirable and necessary.

We have a concern for ratepayers and the costs that result from financing of the wet scrubbers at Fort Martin. As previously stated, based on the evidence presented by the Applicants and other Parties we have determined that the issuance of the proposed Additional Bonds will result in costs that are lower than would result from the use of traditional utility financing mechanisms. We will caution the Applicants that it they proceed with financing using a different financing mechanism than herein approved they will have the burden of proving that such action was in the customers’ best interests, The Applicants may not rely on financing approval granted herein as approving the pass through to customers of costs resulting from an alternative financing mechanism chosen at the sole discretion of the Applicants.

Further, we will clarify that the Commission has contracted with a Financial Advisor based on the recommendation and agreement of the Applicants. In our original Financing Order, we directed that Financial Advisor Costs will be paid from the proceeds of the Certificates and the Environmental Control Bonds. The costs associated with our review of this Application will not disappear if the Applicants would decide not to proceed with issuance of the approved Additional Bonds. If the Applicants forego or unreasonably delay the issuance of Additional Bonds, they will still be required to pay the costs incurred by the Commission for its Financial Advisor, In such case, the Commission will determine reasonable amounts to be paid to the Financial Advisor and upon written authorization from the Commission’s Chairman or General Counsel, the Applicants will be authorized and directed to pay to the Financial Advisor the amounts so authorized. Such payment will be part of the financing costs for the Fort Martin wet scrubber regardless of the financing mechanism chosen by the Applicants.

B. Customer Savings and Avoiding “Rate Shock”

Section 4e(d)(3)(D)(l) states that each Environmental Control Bond Financing Order must find that Environmental Control Bonds will result in overall costs to customers that are “lower than would result from the use of traditional utility financing mechanisms.” This requires a comparison to the Applicants’ weighted cost of debt and equity capital that would have to be issued to finance the Project if Additional Bonds were not issued, We note that the dollar amount of customer savings calculated by the Applicants and set forth in Appendix B to the Second Petition was based on Additional Bonds with an assumed ten-year final maturity and a principal amortization schedule resulting in level revenue requirements on a stand-alone basis (i.e. not combined with the Initial Bonds). We also note that this estimate of net present value savings applied a discount rate of 6.0%. This rate appears to be the Additional Bond rate and not a rate closer to the weighted average cost of capital of the Applicants using traditional financing methods or a rate closer to the cost of capital to the Applicants’ customers.

In addition, since the Applicants’ customers will bear the full cost of financing for the Project and the holders of Additional Bonds will have no recourse to Applicants, it may be appropriate to consider savings from the customers’ perspective as well. While the diversity of the Applicants’ customer base makes determining a precise customer cost of capital impossible, overall savings to customers also should consider estimates of the cost of money for the Applicants’ customers based on generally accepted principles of financial analysis.

We also note that a ten-year final maturity would give rise to a significant mis-match between the term of the Additional Bonds and the expected useful life of the Project, requiring the Applicants’ customers to pay higher electric rates during the first ten years under the assumed principal amortization schedule than would be the case if amortization of principal is closer matched to the useful life of the asset being financed by the Additional Bonds. Especially during these difficult economic times, this acceleration of repayment could create a hardship for many customers. Many residential customers may even be forced to carry larger balances on unsecured borrowings, if available, to pay these higher charges.

When debt is issued to finance all or a portion of the cost of acquiring or constructing an asset, it is a general principle of finance that the liability should match the expected useful life of the asset being financed. The Applicants presented twenty years for the expected useful life of the Project in Appendix B of the Second Petition, and the cost of traditional financing by the Applicants for inclusion in base rates was also twenty years. Given the current economic environment in West Virginia and the information presented in the Application, to create fairness among ratepayers in different years, and to avoid unnecessary short-term increases in electric rates, we believe that it is appropriate to match aggregate principal amortization of the Initial Bonds and the Additional Bonds as closely as reasonably possible to the expected useful life of the Project.

III. FINDINGS OF FACT

A. Procedural Findings

1. On July 1, 2009, the Applicants filed the Second Petition for the purpose of amending the Financing Order.

2. On September 9, 2009, pursuant to W. Va. Code § 24-1-9 and Rules 11 and 13.4 of the Procedural Rules, the Parties filed the Third FO Joint Stipulation asking the Commission to modify the Financing Order.

3. The recovery of Project costs in excess of $450 million through Environmental Control Bonds rather than through traditional financing mechanisms and seeking recovery in a subsequent rate proceeding is prudent, reasonable and appropriate.

4. The standards and procedures established by the Commission in the Financing Order represent best practices for the benefit of customers while respecting legitimate interests of the Applicants. The Commission finds that these best practices standards and procedures will ensure that the imposition of ECCs and associated ECC Normalization Charges are just and reasonable, are otherwise consistent with the public interest, and constitute a prudent, reasonable and appropriate mechanism for the financing of Environmental Control Activities, as required by Section 4e(d)(3)(F).

B. Findings required under W. Va. Code § 24-2-4e(d)(3).

5. Each Applicant is and remains a Qualifying Utility within the meaning of Section 4e(b)(23).

6. The Environmental Control Activities specified in the Financing Order, including the Wet Scrubbers now being installed at Ft. Martin and all other aspects of the Project, remain Environmental Control Activities within the meaning of Section 4e(b)(5), are necessary and prudent under the circumstances, and are preferable to any alternatives available to the Applicants.

7. The cost of the Environmental Control Activities, and all other aspects of the Project, are reasonable.

8. The proposed issuance of Additional Bonds, consistent with the Lowest Cost Objective of the Financing Order, is reasonable and will result in overall costs to the Applicants’ respective customers in the State that (i) are lower than would result from the use of traditional utility financing mechanisms, and (ii) are just and reasonable.

9. The financing of Environmental Control Costs and Upfront Financing Costs through the issuance of the Additional Bonds to the extent authorized herein will result in benefits to the Applicants’ respective customers and the State in general.

10. The proposed issuance of Additional Bonds, together with the collection of the related ECCs and associated ECC Normalization Charges from the Applicants’ customers in the State in amounts consistent with the relief requested in the Second Petition, is just and reasonable, is otherwise consistent with public interest, and constitutes a prudent, reasonable, and appropriate mechanism for the financing of the Environmental Control Activities.

11. The standards and procedures established by the Commission in the Financing Order, as modified herein, represent best practices for the benefit of customers while respecting legitimate interests of the Applicants. The Commission finds that these best practices standards and procedures will ensure that the imposition of ECCs and associated ECC Normalization Charges are just and reasonable, are otherwise consistent with the public interest, and constitute a prudent, reasonable and appropriate mechanism for the financing of Environmental Control Activities, as required by Section 4e(d)(3)(F).

C. Findings required under W. Va. Code § 24-2-4e(d)(4)

12. The maximum amount of Environmental Control Costs that may be financed under authority of the Financing Order as amended heretofore and as amended herein should be increased from the $450 million amount presently reflected in the Financing Order to $550 million, exclusive of Upfront Financing Costs.

13. The Applicants may recover Financing Costs as follows: The Commission finds and determines that the Upfront Financing Costs (which include Regulatory Costs, the Issuance Costs, the Financial Advisor Costs, and the Other Costs) and the Ongoing Financing Costs, all relating to the issuance of the Additional Bonds, are general categories of costs that fall within the definition of Financing Costs in Section 4e(b)(14) and may be recovered as subject to the limitations set forth in the Financing Order.

14. The maximum amount of additional Upfront Financing Costs that the Applicants may recover from the proceeds of the Additional Bonds to be issued shall be $5 million, plus costs of the Financial Advisor and Additional Reserves (as defined below). The Applicants may not recover any Lender Consent Costs from the issuance of Additional Bonds.

15. Finding of Fact paragraph 64 of the Financing Order states: “The Commission finds that amortization of principal on the Certificates and on the

Environmental Control Bonds should be set such that expected average annual Environmental Control Charges to residential customers of the Applicants in the aggregate will be essentially level over the term of the Certificates and the Environmental Control Bonds.” This paragraph 64 is hereby clarified to provide that, to the extent consistent with other provisions of the Financing Order, as modified herein, if recommended by authorized personnel of the Commission or the Financial Advisor, amortization of principal on the Additional Bonds may be set such that the expected annual average ECCs in respect of the Initial Bonds, together with the expected annual average ECCs in respect of the Additional Bonds, to residential customers of the Applicants in the aggregate will be essentially level over the term of the Additional Bonds. If they determine that market conditions make this undesirable, authorized personnel of the Commission or the Financial Advisor shall recommend another amortization of principal designed to match the aggregate revenue requirements associated with the Initial Bonds and the Additional Bonds as closely as reasonably possible with the expected economic life of the Project.

16. If amortization of principal is set for the Additional Bonds on a schedule described in paragraph 15 of these Findings of Fact, it might be necessary for the Capital Subaccount, a debt service reserve subaccount or one or more other accounts or subaccounts established under the Indentures pursuant to which the Additional Bonds are issued to be funded in an amount (or amounts) exceeding the 0.5% minimum required pursuant to Internal Revenue Service advance ruling guidelines set forth in IRS Revenue Procedure 2005-62 to fulfill applicable rating agency requirements for a triple A rating. To the extent additional amounts are funded from proceeds of the Additional Bonds (Additional Reserves), such funds shall be held in a subaccount of the Collection Account (Reserve Account), separate from the Capital Subaccount, to satisfy the obligations of the Additional Bonds as defined and set forth in the Indentures.

17. Ordering Paragraph 60 and Finding of Fact paragraph 59 of the Financing Order authorize the use of routine true-ups as frequently as quarterly, and beginning in the last year in which the Additional Bonds are expected to be outstanding, as frequently as monthly, if needed or as required in the Servicing Agreement.

18. The Applicants have requested that the Commission retain the same methodology for allocating Financing Costs among customer classes and the same proposed adjustment mechanism for the ECCs as that currently contained in the Financing Order. The current Adjustment Mechanism provided in the Financing Order, as modified, is just and reasonable and may be applied with the frequency and in the manner specified in the Financing Order, as modified,

19. Conclusion of Law 8 and Ordering Paragraphs 42 through 44 of the Financing Order and Conclusion of Law 11 herein describe the Environmental Control Property that is created and that may be used to pay and secure the payment of Environmental Control Bonds and Financing Costs.

20. The proceeds of Additional Bonds may be used to pay, and secure the payment of, the Environmental Control Costs authorized by the Commission in the Financing Order, as amended herein,

D. Financial Advisor

21. The Commission finds that it is prudent and desirable that it retain a Financial Advisor in connection with the issuance of Additional Bonds.

E. Customer Savings and Avoiding “Rate Shock”

22. Calculations of savings should consider estimates of the cost of capital for traditional financing that the Additional Bonds will replace, as well as cost of capital of the Applicants’ customers. It is appropriate to match aggregate principal amortization of the Initial Bonds and the Additional Bonds as closely as reasonably possible to the expected useful life of the Project.

IV. CONCLUSIONS OF LAW

1. The Project is and remains necessary and prudent under the circumstances, and is preferable to the alternatives available to the Applicants.

2. The recovery of Project costs in excess of $450 million through the issuance of Environmental Control Bonds, rather than through traditional financing mechanisms and seeking recovery in a subsequent rate proceeding, is prudent, reasonable and appropriate.

3. Increasing the authorized amount for the issuance of Environmental Control Bonds to $564.3 million, plus Financial Advisor costs and any Additional Reserves, including the issuance of the Additional Bonds consistent with the Lowest Cost Objective of the Financing Order, is reasonable and will result in costs to the Applicants’ respective customers in the State that (i) are lower than would result from the use of traditional utility financing mechanisms, and (ii) are just and reasonable.

4. The maximum amount of Environmental Control Costs that should be financed under authority of a modified Financing Order should be increased from the $450 million amount presently reflected in the Financing Order to $550 million, exclusive of Upfront Financing Costs,

5. The issuance of Environmental Control Bonds, including the Additional Bonds, together with the collection of the related ECCs and ECC Normalization Surcharges from the Applicants’ customers in the State in amounts consistent with the relief requested in the Applicants’ Second Petition, is just and reasonable, is otherwise consistent with public interest, and constitutes a prudent, reasonable, and appropriate mechanism for the financing of the Environmental Control Activities specified in the Financing Order.

6. The maximum amount of additional Upfront Financing Costs that the Applicants may recover from the proceeds of the Additional Bonds approved herein should be $5 million, plus Financial Advisor Costs and any Additional Reserves.

7. The maximum aggregate principal amount of Additional Bonds that may be issued for the benefit of the Applicants should not exceed $105 million, plus the Financial Advisor Costs and any Additional Reserves,

8. Appendix A to the Third FO Joint Stipulation presents a reasonable estimate of the expected impact of the estimated ECCs for each of the Applicants’ customer classes based upon demand levels and the above-described modifications to the maximum amounts of Environmental Control Costs and Upfront Financing Costs that may be financed under the Financing Order, as modified herein, based upon: (i) a maximum amount of estimated Environmental Control Costs to be financed of $550 million and additional aggregate recoverable Upfront Financing Costs of $5 million, and Financial Advisor Costs and any Additional Reserves; (ii) the Project construction schedule; (iii) two essentially contemporaneous issuances of Additional Bonds, one for each Applicant; (iv) an allocation of the approved Upfront Financing Costs among customer classes identical to that previously agreed to in connection with the issuance of the Initial Bonds; and (v) the estimated increased level of Ongoing Financing Costs,

9. The final characteristics of Additional Bonds, including but not limited to the timing, principal amount, interest rate, and term of each issuance, as well as the allocation of costs to customer classes based on forecasted demand relative to other classes, may differ from the estimates set forth in Appendix A to the Third FO Joint Stipulation, if approved by the Applicants and authorized personnel of the Commission or the Financial Advisor.

10. The Adjustment Mechanism, as described in the Financing Order, should be made applicable to the ECCs arising from the Additional Bonds and is just and reasonable,

11. The rights and interests of the Applicants (and their assignees) resulting from the modification of the Financing Order as provided herein constitute environmental control property and Environmental Control Property within the meaning of Section 4e and the Financing Order, respectively, on the sale, transfer and pledge of such rights in connection with the issuance of Additional Bonds and the provisions in the Financing Order and Section 4e relating to the creation, sale, transfer, pledge, granting and perfection of security interests, existence and other elements, features or characteristics of Environmental Control Property should apply equally to all of the rights and interests of the Applicants (and their assignees) resulting from the modification of the Financing Order as provided herein and should be used to pay and secure the payment of Additional Bonds and related Financing Costs.

12. Except as provided herein, all of the requirements, procedures, practices, protections, benefits, and relief authorized or ordered under the Financing Order and Section 4e in respect of the issuance and servicing of the Initial Bonds shall also be authorized or ordered in respect of the issuance and servicing of the Additional Bonds, and to the extent applicable, shall continue in full force and effect as to the Additional Bonds.

13. Except for the Adjustment Mechanism, and subject to structuring the Additional Bonds transaction to ensure that Environmental Control Property associated with the Initial Bonds and the collection or recovery of Environmental Control Revenues associated with the Initial Bonds are not impaired, the Financing Order, as modified herein, is “irrevocable” within the meaning of Section 4e and applicable law with respect to the Initial Bonds, and shall become “irrevocable” with respect to the Additional Bonds upon issuance of the first Additional Bonds, and the Commission may not reduce, impair, postpone, or terminate the Environmental Control Charges approved in the Financing Order, as modified herein, or impair the Environmental Control Property heretofore created in the Financing Order (or hereafter created from the modification of the Financing Order and the issuance of Additional Bonds as described above) or the collection or recovery of Environmental Control Revenues.

14. Subject to the satisfaction of the Rating Agency Condition, and structuring the Additional Bonds transaction to ensure that Environmental Control Property associated with the Initial Bonds and the collection or recovery of Environmental Control Revenues associated with the Initial Bonds are not impaired, the modifications to the Financing Order as provided herein constitute a permissible amendment to the Financing Order within the meaning of, and are authorized by, Ordering Paragraph 78(c) of the Financing Order.

15. The Financing Order as modified herein is applicable to the Applicants and their respective successors, transferees and assigns, and is binding on any such parties operating in the Utility Service Areas of the Applicants as provided in Ordering Paragraphs 5, 6, 7, 7A and 7B of the Financing Order.

16. The owner of Environmental Control Property associated with the Additional Bonds will be entitled to receive ECCs associated with the Additional Bonds until all obligations of the Additional Bonds under the related Indentures are paid in full.

17. Section 4e does not prevent a requirement that the Applicants explain their decision to delay the issuance of Additional Bonds or not to cause the Additional Bonds to be issued. Furthermore, Section 4e does not limit the Commission’s authority to require the Applicants to consult with authorized personnel of the Commission and the Financial Advisor before making any decision not to cause the issuance of Additional Bonds or to postpone indefinitely the issuance of Additional Bonds, and Section 4e does not limit the Commission’s authority to consider the prudence of any such decision in connection with future rate case proceedings of the Applicants.

18. The Third FO Joint Stipulation constitutes a reasonable, fair and satisfactory resolution of this proceeding and should be adopted and approved as herein modified.

V. ORDER

1. IT IS THEREFORE ORDERED that, except as otherwise provided herein, the Third FO Joint Stipulation (attached hereto) is hereby adopted in resolution of this proceeding, and the Parties are hereby directed to comport their actions with the directives contained therein.

2. IT IS FURTHER ORDERED that the maximum amount of Environmental Control Costs that shall be financed by the Environmental Control Bonds is hereby increased from $450 million to $550 million, exclusive of Upfront Financing Costs and any Additional Reserves.

3. IT IS FURTHER ORDERED that the maximum amount of Upfront Financing Costs that the Applicants may recover from the proceeds of Additional Bonds approved herein shall be $5 million, plus Financial Advisor Costs and any Additional Reserves.

4. IT IS FURTHER ORDERED that the maximum aggregate principal amount of Additional Bonds the Applicants may issue shall not exceed $105 million, plus Financial Advisor Costs and any Additional Reserves.

5. IT IS FURTHER ORDERED that considering the $459.3 million in Initial Bonds already issued, the maximum amount that may be financed by Environmental Control Bonds is $564.3 million, plus Financial Advisor Costs associated with the Additional Bonds and any Additional Reserves.

6. IT IS FURTHER ORDERED that the Direct Cost Cap is hereby increased from $12.75 million to $12.957 million, plus any Additional Reserves.

7. IT IS FURTHER ORDERED that no proceeds of the Additional Bonds shall be used to pay Lender Consent Costs.

8. IT IS FURTHER ORDERED that the Applicants may recover any increased Ongoing Financing Costs resulting from the issuance of Additional Bonds from the collection of ECCs over the period corresponding to the final legal maturity of the applicable series of Additional Bonds, subject to the application of the Adjustment Mechanism.

9. IT IS FURTHER ORDERED that the Applicants shall impose ECCs (and associated ECC Normalization Surcharges) in amounts sufficient to guarantee the timely recovery of their aggregate Environmental Control Costs and Financing Costs detailed in the Financing Order, as modified herein (including payment of principal and interest on the Additional Bonds) and all such ECCs shall (i) have the character and be accorded the same protections and benefits as currently provided in the Financing Order, including, without limitation, those relating to non-bypassability, self-generation, the guaranteed true-up Adjustment Mechanism and the State’s and the Commission’s pledge with respect to ECCs and (ii) be calculated and allocated ratably among all electric customers of each Applicant in the State in the manner currently provided in the Financing Order and using the same methodology.

10. IT IS FURTHER ORDERED that the Adjustment Mechanism identified in Appendix E Attachment 3 to the Financing Order and described therein and in the Financing Order shall be applicable to all Additional Bonds, and all true-up filings to be made with respect to Additional Bonds shall be coordinated, and shall occur simultaneously, with similar true-up filings to be made with respect to the Initial Bonds, to the extent practicable, administratively feasible or desirable.

11. IT IS FURTHER ORDERED that subject to the Commission’s and the Financial Advisor’s review of the substantially final forms of the Affiliated and Non-Affiliated Agreements identified by the Applicants in the Second Petition, the Commission consents to and approves the proposed forms of the Affiliated Agreements and the Non-Affiliated Agreements (as filed with the Commission on September 9, 2009) for purposes of W. Va. Code § 24-2-12, without approving the individual terms and conditions thereof provided, however, that this consent and approval shall not limit the authority of the Applicants, with the consent and approval of the Financial Advisor, to cause a portion or all of the Additional Bonds to be offered and sold directly to investors (for example, through a competitive sale, through an auction or through a private placement) rather than through an Underwriting Agreement with one or more underwriters. If the Additional Bonds are sold directly to investors, the certifications of underwriters called for under paragraphs 85 through 88 of the Findings of Fact and Ordering Paragraphs 22, 23 and 68 of the Financing Order shall not be required.

12. IT IS FURTHER ORDERED that the Applicants shall file the final versions of the Affiliated Agreements and Non-Affiliated Agreements, reflecting final pricing terms, with the Commission not later than thirty (30) days after the date of delivery of each series of Additional Bonds.

13. IT IS FURTHER ORDERED that, subject to the parameters set forth in paragraph 15 of the Findings of Fact set forth above, if approved by authorized personnel of the Commission or the Financial Advisor, the Applicants may use the same basic structure outlined in the Financing Order and used in connection with the issuance of the Initial Bonds and may use MP Environmental, PE Environmental and one or more of the existing First Tier Subsidiaries and/or may use one or more newly-created SPEs and first tier subsidiaries, or any combination thereof, as appropriate or desirable, in connection with the issuance of any Additional Bonds.

14. IT IS FURTHER ORDERED that Additional Bonds may be issued through a private offering exempt from the registration requirements of the Securities Act of 1933, as amended, if approved by authorized personnel of the Commission or the Financial Advisor. To the extent that Additional Bonds are offered and sold directly to investors rather than through an Underwriting Agreement with one or more underwriters, underwriter certifications or any other similar certifications shall not be required under the Financing Order.

15. IT IS FURTHER ORDERED that in order to facilitate the timely issuance of the Additional Bonds and take advantage of any available cost savings, specialized knowledge or experience associated with the potential use of one or more of the same underwriters, underwriters’ counsel, tax counsel, bankruptcy counsel, securities law counsel, trustees, and other consultants or personnel used in respect of the issuance of the Initial Bonds, if approved by authorized personnel of the Commission or the Financial Advisor, a competitive process for the selection of these transaction participants by the Applicants shall not be required.

16. IT IS FURTHER ORDERED that to the extent the Net Proceeds from the sale of Additional Bonds are not needed immediately to pay costs of the Project and related Environmental Control Costs or to fund Additional Reserves, the remaining Net Proceeds shall be invested and the interest earnings thereon shall either be (1) applied and disposed of as provided in Ordering Paragraph 32 of the Financing Order or (2) deposited to the respective Excess Funds Subaccounts, thereby reducing future ECCs. Upon completion of construction of the Project, to the extent Net Proceeds are not needed to pay costs of the Project and related Environmental Control Costs or to fund Additional Reserves, the remaining Net Proceeds shall either be (1) applied and disposed of as provided in Ordering Paragraph 40 of the Financing Order or (2) deposited to the respective Excess Funds Subaccounts, thereby reducing future ECCs. Any such interest earnings and/or excess Net Proceeds shall be deposited to the respective Excess Funds Subaccounts, thereby reducing future ECCs, unless special bankruptcy counsel for the Applicants advises that doing so would prevent special bankruptcy counsel from delivering bankruptcy-related legal opinions required by the rating agencies. In no event shall such disposition of interest earnings and/or excess Net Proceeds be other than the options listed in this ordering paragraph.

17. IT IS FURTHER ORDERED that any over-collection of ECCs above the amount necessary to pay the Periodic Bond Payment Requirement (as defined in the Financing Order) shall be deposited to the respective Excess Funds Subaccounts, thereby reducing future ECCs.

18. IT IS FURTHER ORDERED that, without in any way limiting the authority granted to Applicants herein and without abrogating any of the foregoing ordering paragraphs, the Applicants are authorized, and each individual Applicant is authorized, where appropriate, to do the following:

a. To cause the issuance of Additional Bonds in an aggregate principal amount not exceeding $105 million, plus Financial Advisor Costs and any Additional Reserves;

b. To impose and collect from the Applicants’ customers the related ECCs in the amounts necessary to pay the related Environmental Control Costs and the related Financing Costs, as approved herein;

c. With the approval of authorized Commission personnel or the Financial Advisor, to cause the creation of one or more new First Tier Subsidiaries and one or more new SPEs, to allow each Applicant to capitalize its SPE(s) in the manner and in the amount described in the Financing Order, to authorize each Applicant to contribute its Environmental Control Property to its First Tier Subsidiary(s) (or directly to one or more of the Applicants’ SPEs), to authorize each Applicant and/or each First Tier Subsidiary to sell the Environmental Control Property to one of the Applicants’ SPEs, and to authorize the First Tier Subsidiary or each Applicant to capitalize its SPE(s) and to distribute to the Applicant as a dividend the Net Proceeds from the sale of the Additional Bonds, all as specified in the Financing Order;

d. Pursuant to the organizational documents of each SPE, to select as many as all but one director of each SPE, with the final director(s) of each SPE being selected (and subject to removal) by the Commission, all as specified in the Financing Order;

e. To apply the Net Proceeds of the Additional Bonds so received to the payment of the Environmental Control Costs approved herein and to fund any Additional Reserves;

f. To include language in their respective tariffs and customer bills necessary to impose and collect the ECCs approved herein;

g. To employ appropriate methodologies to account for the issuance of Additional Bonds, the impact of such issuance on the Initial Bonds and the transactions contemplated herein and in the Financing Order, as modified herein; and

h. To employ the accounting authority and ratemaking treatment identified in the Financing Order in order to implement and give full effect to the issuance of Additional Bonds, the impact of such issuance on the Initial Bonds and the transactions contemplated herein and in the Financing Order, as modified herein.

19. IT IS FURTHER ORDERED that, except as otherwise provided herein or in the Financing Order, and subject to maximizing customers’ savings as summarized in paragraph 16 of the Conclusions of Law and paragraph 22 of the Findings of Fact herein, the Applicants and Financial Advisor shall be accorded flexibility in determining the final terms of the Additional Bonds, including the levels of placement and placement agent costs, if any, included in the Upfront Financing Cost; to implement Finding of Fact paragraphs 79, 81, 82 and 84 as well as Ordering Paragraph 17 of the Financing Order and paragraph 13 of the Third FO Joint Stipulation, upon request from the Financial Advisor, the Applicants shall provide the Financial Advisor with (a) the Applicants’ proposed plan, or specified components thereof, and proposed decision-making criteria for implementation of any aspects of this Order, and (b) any updates to such plan and decision-making criteria,

20. IT IS FURTHER ORDERED that the rights and interests of the Applicants (and their assignees) resulting from the modification of the Financing Order as provided herein shall constitute environmental control property and Environmental Control Property within the meaning of Section 4e and the Financing Order, respectively, on the sale, transfer and pledge of such rights in connection with the issuance of Additional Bonds, and the provisions in the Financing Order and Section 4e relating to the creation, sale, transfer, pledge, granting and perfection of security interests, existence and other elements, features or characteristics of Environmental Control Property shall apply equally to all of the rights and interests of the Applicants (and their assignees) resulting from the modification of the Financing Order as provided herein and shall be used to pay and secure the payment of Additional Bonds and related Financing Costs.

21. IT IS FURTHER ORDERED that each Applicant shall act as the initial servicer in connection with the related series of Additional Bonds, on such terms,

conditions and standards consistent with those currently provided for in the Financing Order and the current Servicing Agreements previously approved by the Commission in connection with the issuance of the Initial Bonds and, for the avoidance of doubt, shall be entitled to periodic Servicing Fees within the range provided for in the Financing Order.

22. IT IS FURTHER ORDERED that the amount, and any schedule for funding, of any required Additional Reserves to be held in a Reserve Account shall be set forth in the related Indentures and set forth in the Pricing Advice Letter.

23. IT IS FURTHER ORDERED that the amount, and any schedule for funding, of any required amount to be held in an overcollateralization subaccount, shall be set forth in the related Indentures and set forth in the Pricing Advice Letter.

24. IT IS FURTHER ORDERED that except as otherwise provided herein, all of the requirements, procedures, practices, protections, benefits, and relief authorized or ordered under the Financing Order and Section 4e in respect of the issuance and servicing of the Initial Bonds shall also be authorized or ordered in respect of the issuance and servicing of the Additional Bonds and, to the extent applicable, shall continue in full force and effect as to the Additional Bonds.

25. IT IS FURTHER ORDERED that in the event that the Environmental Control Costs exceed $550 million, the Applicants may seek recovery of the excess in a subsequent base rate proceeding, and any and all parties will be free to take whatever position they deem appropriate concerning the recovery of the excess amounts.

26. IT IS FURTHER ORDERED that the Commission shall engage a Financial Advisor in connection with issuance of Additional Bonds. Except as otherwise set forth herein, all provisions of the Financing Order concerning the Financial Advisor shall apply in connection with issuance of the Additional Bonds, including without limitation Ordering Paragraphs 76 through 84 of the Financing Order. Thus, for example, except as otherwise provided herein, the Financial Advisor shall be paid from the proceeds of Additional Bonds in the manner provided in the Financing Order and shall participate in the structuring, marketing and pricing of each series of Additional Bonds on behalf of the Commission to the full extent provided in the Financing Order.

27. IT IS FURTHER ORDERED that if by the end of the first quarter of 2010, the Applicants have not arranged for the issuance of Additional Bonds, after first consulting with the Financial Advisor, the Applicants must make a filing in these cases that states their decision, the justification for their position, and the impact of their decision on ratepayers.

28. IT IS FURTHER ORDERED that if the Applicants forego or unreasonably delay the issuance of Additional Bonds, they will pay the costs incurred by the Commission for its Financial Advisor.

29. IT IS FURTHER ORDERED that if one or both Applicants should make a decision not to issue or to postpone indefinitely the issuance of Additional Bonds, the Commission may consider the prudence of that decision in connection with future rate case proceedings of the Applicants.

30. IT IS FURTHER ORDERED that the Financing Order, as modified herein, shall remain in full force and effect and unabated (except as modified herein).

31. IT IS FURTHER ORDERED that upon entry of this Order each of these cases shall be removed from the Commission’s docket of open cases.

32. IT IS FURTHER ORDERED that the Commission’s Executive Secretary serve a copy of this Order upon all parties of record by United States First Class Mail and upon Commission Staff by hand delivery.

Chairman Michael A. Albert is recused in these cases.

A True Copy, Teste:
Sandra Squire
Executive Secretary